Exhibit 99.11

American Rebel (NASDAQ: AREB) Makes Minority Investment in Schmitty’s Herbal Snuff and Pouches to Enter $10B Smokeless Market

Initial focus will be on growing Schmitty’s existing retail footprint while jointly pursuing new retail expansion and exploring licensing opportunities under America’s Patriotic Brand.

●	$10B+ U.S. smokeless market opportunity : Schmitty’s tobacco- and nicotine-free products already have proven sell-through and retail traction.

●	Near-term growth : Partnership will focus on expansion of Schmitty’s existing distribution and retail placements, targeting a $40–50M wholesale opportunity.

●	Future upside : American Rebel and Schmitty’s will jointly pursue national retail expansion and explore licensing opportunities to strengthen America’s Patriotic Brand across categories.

Nashville, TN, Sept. 10, 2025 (GLOBE NEWSWIRE) — American Rebel Holdings, Inc. (NASDAQ: AREB) (“American Rebel” or the “Company”), America’s Patriotic Brand , today announced a strategic 19% minority investment in Schmitty’s Herbal Snuff and Pouches (schmittys.com), a premium, better-for-you smokeless brand rooted in strong American values. The transaction reinforces the American Rebels commitment to expanding its portfolio of high-growth consumer products that align with our patriotic values.

American Rebel (americanrebel.com) is the creator of American Rebel Beer (americanrebelbeer.com)— America’s fastest-growing beer —and a leading designer and marketer of branded safes, personal security products, and patriotic apparel. Its portfolio includes Champion Safe Company , a wholly owned subsidiary and manufacturer of premium safes.

The strategic investment combines Schmitty’s proven smokeless product lineup, existing retail placements, and regional distribution with American Rebel’s rapidly expanding national retail and distributor platform. The initial goal is to grow Schmitty’s distribution footprint, pursue joint retail expansion, and explore licensing opportunities that leverage the strength of America’s Patriotic Brand across categories.

With a near-term U.S. wholesale market opportunity estimated at $40–50 million , the collaboration is designed to accelerate revenue growth while positioning both companies to pursue broader multi-category consumer product opportunities.

All the Flavor. None of the Tobacco. Authentic. American. Schmitty’s is redefining the smokeless experience with tobacco-free, nicotine-free products that deliver the ritual and taste consumers expect — without the harmful chemicals. The Future of Snuff — Made in the USA.

Andy Ross, CEO of American Rebel Holdings:

“ American Rebel is more than a company — it’s a lifestyle brand built on American-made quality and patriotic values that resonate with our growing customer base. Our vision has always been to add products that reflect who we are and what we stand for: strong, authentic, and unapologetically American. We’re seeing tremendous traction with American Rebel Beer in the domestic category, and Schmitty’s is the perfect addition to our portfolio. Together, we can deliver a powerful one-two punch: a patriotic beer and a premium smokeless alternative that belong side-by-side in the hands of American consumers. This is just the beginning — we’ll continue to identify and partner with other aligned products that can benefit from the American Rebel brand and our expanding retail footprint.

American Rebel is bullish on growth . With beer already gaining traction in the domestic market, smokeless alternatives entering at scale, and a pipeline of aligned products on the horizon, American Rebel is building a multi-category, American-made consumer powerhouse . The strategy is simple and powerful: identify strong brands that reflect American values, add them to the portfolio, and amplify them with our growing distribution network. Investors, retailers, and consumers can expect more bold moves from American Rebel as the company cements itself as a leader in lifestyle-driven consumer products that celebrate our American Values and Freedoms.”

Schmitty’s Herbal Snuff & Pouches – Made in the USA

Schmitty’s is a fine cut, loose style snuff, no fluff or fancy flavors, just good chew. We made you a can to be proud of, none of the harmful chemicals, tobacco, or nicotine of your old chew. Our natural tea base makes it safe to swallow, good for your mouth, gut and relationships too. No more dirty mouths or toxic chemicals.

Product Highlights: Good Snuff, No Bad Stuff

Original Snuff – $5.99 MSRP (single can) / $26.95 (multi-can roll)

●	Available in Original, Mint, and Wintergreen

●	No Nicotine or Tobacco

●	No Harmful Chemicals

●	All-Natural Tea Base

●	OG Taste and Texture

Not your average snuff: Schmitty’s Original keeps the fine cut, the texture, and the taste — but ditches the tobacco and nicotine. It’s so much like the real thing, you won’t even miss your old puck. Whether you’re cutting down or quitting cold turkey, Schmitty’s delivers the ritual without the risk. It’s Swap Season .

Original Pouches – $5.99 MSRP (single can) / $26.95 (multi-can roll)

●	Available in Original, Mint, and Wintergreen

●	No Nicotine or Tobacco

●	No Harmful Chemicals

●	Good-for-You Tea Base

●	OG Taste and Texture

Schmitty’s has pulled off the pouch that feels just like the real thing. All the dip ritual, none of the harmful chemicals. Traditional snuff can lead to preventable cancer and disease — Schmitty’s replaces it with a clean, all-natural tea base that’s better for you, while keeping the cut, taste, and satisfaction. It’s Good Snuff, No Bad Stuff. It’s Swap Season.

Original Energy Pouches – $6.99 MSRP (single can) / $31.45 (multi-can roll)

●	Available in Original, Mint, and Wintergreen

●	Caffeine + Natural Energy Blend

●	No Nicotine or Tobacco

●	No Harmful Chemicals

●	Good-for-You Tea Base

●	OG Taste and Texture

Pouches that pack a punch! Each pouch contains 60 mg of caffeine — about the same as an 8 oz. energy drink — with 900 mg per can . Made with Pam’s tea-based secret recipe, Schmitty’s Energy delivers the taste and feel you love with the extra boost you need to get things done. No tobacco, no nicotine — just clean, natural energy. Whether you’re on the job or chasing the big catch, these pouches keep you buzzing.

Expanded Lineup

●	Wintergreen & Mint : Classic flavors perfected with a clean formula.

●	Energy Pouches : Deliver the caffeine equivalent of an energy drink in each pouch, powered by CoQ10 and taurine for a clean boost.

●	Sleep Pouches : A soothing, nicotine-free way to wind down at the end of the day with Melatonin (5 mg), L-Theanine and GABA.

The Category Is Big. The Opening Is Bigger.

The U.S. smokeless alternative and oral products market exceeds $10 billion annually, with millions of adult moist smokeless tobacco users expressing a desire to switch. If even a modest share converts, the revenue opportunity is measured in billions—and it’s accelerating as retailers seek high-margin, responsible alternatives that keep shoppers in-category without the baggage of tobacco or nicotine.

“ We’re not asking the category to change—we’re giving it what it already wanted: real taste, real ritual, and zero tobacco or nicotine, ” said Pam Schmitt, CEO & Founder of Schmitty’s. “Our repeat behavior and retail sell-through prove it. With American Rebel’s platform, we’re planning on scaling faster, adding functional innovation, and giving retailers a premium, American-made story that moves product. Rebel Up America!”

Where competitors fall short:

●	Nicotine brands replicate ritual but keep users on nicotine.

●	Legacy herbal brands check the “nicotine-free” box but often lack a modern, functional product architecture or a national growth engine.

Where Schmitty’s wins:

●	Zero tobacco. Zero nicotine. A true alternative that fits wellness-minded lifestyles.

●	Real dip experience. A satisfying, tea-based formula that nails the texture, flavor, and ritual dippers want.

●	Functional line extensions. Energy and Sleep pouches create all-day occasions and bigger baskets—more than “just another flavor.”

●	Made in the USA, 100% guaranteed. Quality, consistency, and pride that resonate with retailers and consumers.

●	Proven sell-through and reorder velocity. Performance both online and in retail, including corporate adoption at a leading national c-store chain.

●	Ready to scale now. Current capacity to continuously supply 50,000+ retail locations , representing a $40–50M annual wholesale supply chain opportunity even before planned expansions.

●	Patents pending. A platform with the potential to incorporate hundreds of bio-active ingredients —a durable moat for future innovation.

The Combination: Schmitty’s × American Rebel

This partnership unites category-leading product proof with a patriotic, values-driven consumer platform and national retail muscle .

What American Rebel brings:

●	Lifestyle brand power. A patriotic, blue-collar, outdoor-friendly ethos that mirrors Schmitty’s core consumer and amplifies “Made in USA” credibility.

●	Cross-category firepower. Beer + smokeless alternatives unlock co-placement, events, and promotions that single-category competitors can’t match.

●	Distribution leverage. Relationships to accelerate planogram wins and expand Schmitty’s retail footprint nationwide.

●	White-label runway. Rapid brand-extension capabilities for channel exclusives, limited drops, and retailer-owned labels—on top of Schmitty’s core brand growth.

What Schmitty’s contributes:

●	A premium, nicotine-free oral platform with proven repeat purchase.

●	Functional innovation (Energy/Sleep) that creates incremental trips and margin.

●	Manufacturing readiness to meet national velocity, with the ability to scale further.

●	A pipeline protected by patents pending for future bio-active formulations.

The result: a defensible, multi-brand portfolio across formats, use-cases, and price-points—built on one efficient supply chain and a single, coherent “American-made” story.

Competitive Advantages—Made Explicit

●	Against nicotine pouch and “tobacco-like” players: Schmitty’s offers the authentic feel consumers crave without nicotine , giving retailers a lower-risk, high-margin oral option that still delivers ritual satisfaction.

●	Against legacy herbal: Schmitty’s upgrades the experience with better flavor parity, real dip-like texture, and functional SKUs that win more shelf and more occasions.

●	Against single-purpose energy or coffee pouches: Schmitty’s blends habit replacement + functional benefits while preserving the dip ritual—expanding the addressable market beyond “energy only.”

National Rollout: The Next 16 Months

1.	Distribution Expansion: Prioritize c-store and grocery chains with high dip penetration; target new planograms and seasonal sets using data-led sell-in.

2.	Retail Theater & Cross-Promotions: Endcaps and counter units pairing Schmitty’s with American Rebel Beer where permissible; tailgate and motorsports activations; co-sampling programs.

3.	White-Label & Channel Exclusives: Curated SKUs/flavors and patriotic limited editions for key distributors and banners.

4.	Innovation Cadence: Continue to scale Energy and Sleep pouches; pilot bio-active line extensions under patents pending.

5.	Operations & Quality: Increase canning and pouching throughput; maintain U.S. manufacturing standards, consistency, and a 100% satisfaction guarantee.

6.	Community & Cause: Deepen engagement with military and veteran communities through targeted partnerships and donations.

Why Schmitty’s Stands Apart

While competitors keep nicotine in the mix, or legacy brands rely on outdated herbal bases, Schmitty’s has created the perfect trifecta :

●	Authenticity — The texture, flavor, and ritual of real dip.

●	Health-forward innovation — Functional Energy and Sleep SKUs for all-day occasions.

●	Patriotic, Made-in-USA quality — Every can and pouch comes with a 100% guarantee.

Call to Retailers and Distributors

●	High-margin, high-velocity nicotine-free oral products consumers already reorder

●	Multiple use-cases (traditional, Energy, Sleep) for all-day basket building

●	Cross-category programs with American Rebel to drive traffic and trial

●	White-label options to differentiate your shelves

Contact: pam@schmittys.com | Samples, pricing, and display programs available upon request.

About Schmitty’s Herbal Snuff and Pouches

Schmitty’s is a Washington-based manufacturer of premium, non-tobacco, non-nicotine oral products. The lineup includes Original Snuff, Original Pouches, and Original Energy Pouches in Original, Mint, and Wintergreen flavors . Proudly Made in the USA and backed by a 100% guarantee , Schmitty’s pairs authentic taste with functional innovation to lead the next era of smokeless alternatives.

About American Rebel Holdings, Inc.

American Rebel (NASDAQ: AREB) is a patriotic lifestyle company and consumer products platform. Known as “America’s Patriotic Brand,” American Rebel is expanding rapidly with American Rebel Beer in the domestic category and now adding Schmitty’s Herbal Snuff and Pouches to its portfolio. The company’s strategy is clear: bring together products that are American-made, authentically positioned, and aligned with patriotic values — creating a high-growth platform that speaks directly to loyal communities across the country.

About American Rebel Holdings, Inc. (NASDAQ: AREB)

American Rebel began as a designer and marketer of branded safes and personal security products and has since grown into a diversified patriotic lifestyle company with offerings in beer, branded safes, apparel, and accessories. With the introduction of American Rebel Light Beer, the company is now making waves in the beverage space. Learn more at American Rebel Beer

Watch the American Rebel Story as told by our CEO Andy Ross: The American Rebel Story

About American Rebel Light Beer

American Rebel Light is more than just a beer – it’s a celebration of freedom, passion, and quality. Brewed with care and precision, our light beer delivers a refreshing taste that’s perfect for every occasion. Since its launch in September 2024, American Rebel Light Beer has rolled out in Tennessee, Connecticut, Kansas, Kentucky, Ohio, Iowa, Missouri, North Carolina, Florida, Indiana, Virginia, Mississippi and now, Minnesota.

For more information about the launch events and the availability of American Rebel Beer, please visit American Rebel Beer or follow us on social media platforms @AmericanRebelBeer.

Rebel Light is a Premium Domestic Light Lager Beer – all-natural, crisp, clean and bold with a lighter feel. At approximately 100 calories, 3.2 carbohydrates, and 4.3% alcoholic content per 12 oz serving, it delivers a lighter option for those who love great beer but prefer a more balanced lifestyle. It’s brewed without added supplements and doesn’t contain corn, rice, or other sweeteners typically found in mass-produced beers.

Media Inquiries

Monica Brennan

Monica@NewtoTheStreet.com

Matt Sheldon

Matt@Precisionpr.co

917-280-7329

Schmitty’s Herbal Snuff Distribution Opportunities

Pam Schmitt

Chief Executive Officer, Schmitty’s Herbal Snuff and Pouches

pam@schmittys.com

Beer Distribution Opportunities

Todd Porter

President, American Rebel Beverage

tporter@americanrebelbeer.com

Investor Relations

ir@americanrebel.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc. (NASDAQ: AREB; AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts,” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements.

We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include benefits of our continued sponsorship of high-profile events, success and availability of promotional activities, our ability to effectively execute our business plan, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2024 and our Quarterly Report on Form 10-Q for the three months ended June 30, 2025. Additionally, American Rebel is a minority interest owner in Schmitty’s Herbal Snuff and Pouches and does not control its daily operations. Any anticipated results or market forecasts related to the Herbal Snuff and Pouches category—whether provided by Schmitty’s or derived from existing market data—are inherently uncertain, and we cannot assure that Schmitty’s will achieve those outcomes. Furthermore, there is no guarantee that existing American Rebel customers or distribution partners will choose to carry or support the Schmitty’s brand. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.